Exhibit           99.1


DATE:  Wednesday, March 7, 2001

FROM:                             CONTACT:
Winland Electronics, Inc.         W. Kirk Hankins, CEO and Chairman of the Board
1950 Excel Drive
Mankato, Minnesota  56001
http://www.winland.com

              WINLAND ELECTRONICS, INC. AMENDS AND RESTATES BYLAWS


MANKATO, Minnesota, March 7, 2001 - Winland Electronics, Inc. (AMEX: WEX) (the "Company") announced today that on March 5, 2001 its Board of Directors unanimously amended and restated the bylaws of the Company. Pursuant to the amendment and restatement, any shareholder proposal or any shareholder nomination to the board must be submitted to the Secretary of the Company at the Company's principal executive offices at least 60 days, but no more than 90 days, in advance of the date that is one year after the prior year's annual meeting of shareholders. If no annual meeting was held in the prior year or the date of the next annual meeting was changed by more than 30 days from the date of the prior year's annual meeting, notice of any shareholder proposal or any shareholder nomination must be received by the later of: (i) the close of business on the date 90 days prior to the next annual meeting date; or (ii) the close of business 10 days following the date on which the next annual meeting date is first publicly announced.

Such shareholder notice must set forth: (i) the name and address of the shareholder who intends to make the nomination or proposal; (ii) a representation that the shareholder is a holder of record; (iii) a description of any and all arrangements between the shareholder and each nominee or any other person pursuant to which the nomination or nominations are to be made;
(iv) such other information regarding such nominee or each matter as would be required to be disclosed in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) the consent of any nominee to the Board to serve, if so elected.

The Company's 2000 Annual Meeting was held on May 17, 2000. In order for a shareholder proposal or a shareholder nomination to be timely submitted for the next annual meeting of shareholders of the Company, such proposal or nomination must be received at the principal executive offices of the Company, to the attention of the Secretary, no later than the close of business on Friday, March 16, 2001. The Company has filed the full text of the amended and restated bylaws with a Form 8-K Report to the Securities and Exchange Commission.

The amendment to the Bylaws also provides that the chairman of the annual meeting has broad authority to establish rules, regulations and procedures as appropriate for the conduct of the meeting.

About Winland Electronics

Winland Electronics, based in Mankato, MN, designs and manufactures custom electronic control products and systems, as well as proprietary products for the security/industrial marketplace. The company's stock is traded on AMEX under the symbol WEX.